Exhibit 10.4

DEL MONTE CORPORATION

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

(Fourth Restatement)

As amended and restated effective January 1, 2009

DEL MONTE CORPORATION

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

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ARTICLE 3 Benefits		7
Section 3.1.	Amount of Benefits	7
Section 3.2.	Payment of Benefits	9
Section 3.3.	Benefits in Cases of Reemployment	9
ARTICLE 4 Administration and Authority		10
Section 4.1.	Corporation and Board of Directors	10
Section 4.2.	Committee; Organization	10
Section 4.3.	Powers and Responsibility	11
Section 4.4.	Expenses	13
Section 4.5.	Indemnity of Committee	13
ARTICLE 5 Amendment and Termination		13
Section 5.1.	Right to Terminate	13
Section 5.2.	Amendment	14
ARTICLE 6 Miscellaneous		14
Section 6.1.	Headings	14
Section 6.2.	Unfunded Plan	14
Section 6.3.	Authorization for Trust	14
Section 6.4.	No Employment Rights	14
Section 6.5.	Benefits Not Assignable or Transferable	14
Section 6.6.	Laws Applicable	14
Section 6.7.	FICA and Other Taxes	15
Section 6.8.	Acceleration of Payment	15
Section 6.9.	Special Rules for Delayed Payment	15
ARTICLE 7 Claims Procedure		16
Section 7.1.	Filing of a claim for benefits	16
Section 7.2.	Notification to claimant of decision	16
Section 7.3.	Appeal Process	17
Section 7.4.	Decision on Appeal	17
Section 7.5.	Effect of Extensions	17
Schedule A Gross Benefit Based on Service and Final Average Compensation (FAC)		1

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DEL MONTE CORPORATION

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

DEL MONTE CORPORATION, a Delaware corporation, adopted the “Supplemental Executive Retirement Plan for Former Employees of the Heinz Group” (the “Heinz Plan”), effective as of December 20, 2002, in order to compensate eligible executive employees for retirement benefits which cannot be paid under the Corporation’s qualified plans because of statutory limitations and to aid in the retention of such employees and to comply with the terms of the Agreement and Plan of Merger dated as of June 12, 2002, among H. J. Heinz Company, Del Monte Foods Company, SKF Foods Inc. and the Corporation. Effective as of January 1, 2005, Del Monte Corporation has amended and restated the Heinz Plan, re-named the Heinz Plan as the “Del Monte Corporation Supplemental Executive Retirement Plan” (the “Plan”), expanded the group of eligible employees and adjusted for offsets for other benefits paid. Effective as of June 1, 2006, Del Monte Corporation has amended and restated the Plan to allow participation by otherwise eligible individuals who are employed by subsidiaries of the Corporation, clarify the definition of “service,” and eliminate the December 20, 2007 vesting requirement for employees who are terminated without cause in connection with the Transformation Plan announced by Del Monte Foods Company on June 22, 2006.

The Plan is intended to be “unfunded” and maintained “primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” for purposes of ERISA. Accordingly, the Plan is not intended to be covered by Parts 2 through 4 of Subtitle B of Title I of ERISA. The existence of any trust fund as may be established from time to time is not intended to change this characterization of the Plan.

Compliance

This Plan is intended to comply with the American Jobs Creation Act of 2004 and new Internal Revenue Code Section 409A and the regulations and guidance thereunder from and after January 1, 2005. This Plan was operated in good faith compliance in 2005, 2006, 2007 and 2008 in compliance with Notice 2005-1 and subsequent notices of transition relief under Code Section 409A. This Plan is amended and restated as of January 1, 2009.

ARTICLE 1

Definitions

Unless otherwise required by the context, capitalized terms used herein shall have the meanings set forth in this Article 1. Any capitalized term not specifically defined herein shall have the meaning set forth in the PRA.

Section 1.1. Actively Employed shall mean an Employee on the Corporation’s active payroll, including Employees on approved leaves of absence, who have not had a Termination of Employment.

Section 1.2. Actuarial Equivalent Value shall mean a benefit or amount of equivalent value determined as follows:

(a) For the purpose of converting an annuity in one form to any other form of annuity, an interest rate of 8 % and the UP-84 Mortality Table is used.

(b) For the purpose of determining a lump sum present value of an annuity benefit or other lump sum amount:

(i)	The lump sum present value of a Participant’s benefit based on his PRA Credit Balance or other cash balance pension plan is an amount equal to the Credit Balance (or cash balance plan account balance) as of the Valuation Date for such date, and if such date is not the same date as used under this Plan, increased as described in Section 3.1(b)(ii) for each month from such date to the determination date under this Plan.

(ii)	The lump sum present value of a Participant’s defined contribution plan benefit is the account balance as of the determination date for purposes of determining the benefit under this Plan or, if frozen or otherwise determined prior to such date, the account balance as of such date increased as described in Section 3.1(b)(ii) to the Plan.

(iii)	The lump sum present value of an annuity is an amount equal to the lump sum present value of the benefit expressed as an Actuarially Equivalent Single Life Annuity payable at Normal Retirement Date and present valued using the Section 417 Rate and Applicable Mortality Table determined for the first day of the Plan Year in which the determination date for this Plan occurs.

(c) For all other purposes and where not specifically provided otherwise, an interest rate of 8% and the UP-84 Mortality Table are used.

Section 1.3. Additional Benefits Plan shall mean the Del Monte Corporation Additional Benefits Plan, as amended from time to time, or any successor plan thereto with respect to any benefit under that plan based on a defined benefit plan formula. Effective as of January 1, 2005, the Del Monte Corporation Supplemental Benefits Plan was merged into the Additional Benefits Plan so that all excess benefits would be paid from a single plan. The time and form of benefits provided under the Additional Benefits Plan are the same as provided under this Plan.

Section 1.4. Affiliate shall mean as of any date, (i) the Corporation, and (ii) any company, person or organization which, on such date, (A) is a member of the same controlled group of corporations (within the meaning of Code §414(b)) as is the Corporation; (B) is a trade or business (whether or not incorporated) which controls, is controlled by or is under common control with [within the meaning of Code §414(c)] the Corporation; (C) is a member of an affiliated service group [as defined in Code §414(m)] which includes the Corporation; or (D) is required to be aggregated with the Corporation pursuant to regulations promulgated under Code §414 (0).

Section 1.5. Annuity Starting Date shall mean the first day of the month following the Participant’s death or Termination of Employment.

Section 1.6. Applicable Mortality Table shall mean the mortality table prescribed in Rev. Rul. 2001-62

Section 1.7. Beneficiary shall mean the person or persons designated by the Participant to receive any death benefit paid under Section 3.1(c) of the Plan as set forth on a form filed with the Plan Administrator or, in the absence of such form, the Participant’s Beneficiary designated under PRA or, in the absence of a PRA Beneficiary, the Beneficiary designated under the Participant’s Del Monte life insurance beneficiary form or, in the absence of a life insurance Beneficiary, pursuant to the descent and distribution laws of the Participant’s state of residence.

Section 1.8. Board shall mean the Board of Directors of the Corporation or its duly appointed delegate or delegates.

Section 1.9. Cause shall mean

(a) (i) the same definition for “Cause” set forth in any employment agreement between the Participant and the Corporation in effect when the event(s) occur, or, in the absence of such an employment agreement, any of the following: (ii) any act of theft, misappropriation, embezzlement, intentional fraud or similar conduct by the Participant involving the Corporation or any Affiliate; (iii) the conviction or the plea of nolo contendere or the equivalent in respect of a felony involving an act of dishonesty, moral turpitude, deceit or fraud by the Participant; (iv) any damage of a material nature to the business or property of the Corporation or any Affiliate caused by the Participant’s willful or grossly negligent conduct; or (v) the Participant’s failure to act in accordance with any specific lawful instructions given to Participant in connection with the performance of his duties for the Corporation or any Affiliate.

(b) Participant shall be deemed to have been terminated for Cause (i) on the date and as determined by the Board, if Participant is employed by the Corporation pursuant to a written employment agreement, or (ii) on the date and as determined by the Plan Administrator for all other Participants. The designation of termination for Cause by the Plan Administrator under this Plan shall not be used for any other purpose and shall not be used against either the Corporation or any Participant.

Section 1.10. Claimant shall have the definition set forth in Article 7.

Section 1.11. Code shall mean the Internal Revenue Code of 1986 and the regulations promulgated thereunder, as amended from time to time.

Section 1.12. Committee shall mean the Corporation’s “Del Monte Corporation Compensation and Employee Benefits Committee of the Board of Directors.”

Section 1.13. Compensation shall mean:

(a) “Compensation” includes basic salary, overtime, shift differential, commissions, sales bonuses paid in cash, plus amounts deferred under qualified cash or deferred arrangements, such as before-tax contributions to plans sponsored by the Employer through employee benefit plans maintained under Code Sections 401(k) and 125. Compensation does not include awards under the Employer’s long term incentive or commendation award program plans, any amounts realized on account of the award, exercise or sale of Del Monte Foods Company stock or its equivalent under Employer compensation or incentive programs involving a stock-related award; Employer contributions (other than contributions on account of employee elections to defer salary under Code Sections 401(k) or 125 or 132(f)) under any employee benefit plan, including any savings plan, bonus or other awards payment of which has been deferred, severance payments unless made in the form of salary continuation and prior to the date of termination of employment, moving expenses, housing differential, lump sum vacation payments in lieu of taking vacation, and any amounts of additional W-2 income representing taxable employee benefits and corresponding Employer payments of additional withholding on taxable employee benefits (commonly referred to as “grossed up compensation”). Compensation is adjusted as described in subsections (b), (c) and (d) below. For a Participant who participated in the Heinz Participant Preservation Arrangement, Compensation prior to December 20, 2002 is maintained for the applicable Participant on a schedule maintained by the Plan Administrator.

(b) Compensation shall include any amounts excluded under the PRA by reason of Code sections 401(a)(17) and 415.

(c) For any Annual Incentive Plan bonus awarded to a Participant, whether the amount is paid in cash or deferred, Compensation shall include such amount in the Plan Year that awards are paid generally to employees who have not deferred any bonus amount.

(d) Compensation shall not include any amount of compensation, paid or deferred, attributable to fringe benefits (including, without limitation, car allowances and the value of any insurance benefit), perquisites, sign-on bonuses, or other special type of bonus.

Section 1.14. Compensation Credits shall mean Compensation, but excluding amounts described in Section 1.13(b) and (c), of the Participant for a calendar month multiplied by the Accruing Factor. The Accruing Factor is a percentage of monthly Compensation as follows:

Participant Age	% of Monthly Compensation
Below age 30	3%
At least 30 but below 35	4%
At least 35 but below 40	5%
At least 40 but below 45	6%
At least 45 but below 50	8%
At least 50 but below 55	10%
At least 55 but below 60	11%
At least 60 but below 65	12%
Age 65 and over	13%

(a) Participant Age is attained age as of the end of the calendar month.

(b) The Compensation Credit is rounded to the nearest whole cent.

Section 1.15. Corporation shall mean Del Monte Corporation, a Delaware corporation, or any successor thereto.

Section 1.16. Del Monte Foods Company shall mean Del Monte Foods Company, a Delaware corporation.

Section 1.17. Effective Date shall mean the effective date of this amendment and restatement, January 1, 2009.

Section 1.18. EBC shall mean the Del Monte Corporation Employee Benefits Committee.

Section 1.19. Employer shall mean the Corporation and any Affiliate of the Corporation.

Section 1.20. Excess Plan shall mean the Corporation’s “Del Monte Corporation Employees Retirement and Savings Excess Plan,” as amended from time to time, under which an account is maintained for certain Participants which was frozen, other than for earnings, from and after December 31, 2004.

Section 1.21. Final Average Compensation shall mean the average annual Compensation of a Participant during the five (5) highest compensated years of the Participant’s last ten (10) years of Service, or of the Participant’s entire Service if Service is less than five (5) years. If a Participant has five (5) or more, but fewer than ten (10) years of Service, the five (5) highest compensated years of the Participant’s entire period of Service shall be used. To the extent needed to determine the five (5) highest compensated years, Compensation determined in the Heinz Participant Preservation Arrangement may be used. Annual Compensation shall be determined on the basis of a calendar year.

Section 1.22. Gross Benefit shall have the definition set forth in Article 3, Section 3.1.

Section 1.23. Heinz Participant shall mean an employee who was a participant in the Plan immediately prior to December 20, 2002 and is identified on a list maintained by the Committee.

Section 1.24. Heinz Participant Preservation Arrangement shall mean the data maintained by the Plan Administrator with respect to eligible employees who were participants in the Plan immediately prior to the December 20, 2002 original effective date of the Plan and their compensation with respect to this Plan for periods prior to December 20, 2002.

Section 1.25. Interest Factor shall mean, for a given month from and after June 1, 2001, the sum of (i) the annual rate of the 6-month Treasury bill for that given month, plus (ii) 1.5%, that sum (iii) divided by 12 to produce a monthly rate as of the first day of such given month; provided that for each Plan Year the effective annual rate for that Plan Year shall not be less than 4.5%. The 6-month Treasury bill rate for a given calendar month will be determined based on the rate published in the Federal Reserve Bulletin H.15 in the immediately preceding month as the rate for 6-month Treasury bills for the second preceding month.

Section 1.26. Net Benefit shall have the definition set forth in Article 3, Section 3.1.

Section 1.27. Participant shall have the definition set forth in Article 2.

Section 1.28. Plan shall mean the “Del Monte Corporation Supplemental Executive Retirement Plan”, formerly known as the “Del Monte Corporation Supplemental Executive Retirement Plan for Former Employees of the Heinz Group”, as set forth herein and as amended from time to time.

Section 1.29. Plan A shall mean the “Employees’ Retirement System of H. J. Heinz Company (“Plan A”) for Salaried Employees,” as in effect immediately prior to December 20, 2002, as sponsored by H. J. Heinz Company.

Section 1.30. Plan Administrator shall have the definition set forth in Article 4.

Section 1.31. Plan Year shall mean a calendar year.

Section 1.32. PRA shall mean the “Del Monte Corporation Retirement Plan for Salaried Employees,” as in effect from time to time.

Section 1.33. Retirement Contribution Account shall mean the separate Retirement Contribution Account maintained under the Del Monte Savings Plan as of December 31, 2004 with respect to profit sharing contributions and which includes the Retirement Savings Account for any Participant which was transferred from the “H. J. Heinz Company Employees Retirement and Savings Plan” to the Del Monte Savings Plan on or about February 2004.

Section 1.34. Section 417 Rate shall mean the annual interest rate on 30-year Treasury securities (constant maturities) applicable for the month containing the Annuity Starting Date (or for any other month, as applicable) as specified by the Internal Revenue Service in revenue rulings, notices or other guidance published in the Internal Revenue Bulletin for the second month preceding the month for which the Annuity Starting Date or other date is determined.

Section 1.35. Service shall mean the Period of Service under PRA for vesting purposes and the years of service identified for any Participant listed in the Heinz Participant Preservation Arrangement but only to the extent not included in the Period of Service under PRA; provided, that Service shall not include any Period of Severance nor any Period of Service that is recognized by PRA for vesting purposes as past service credit with an non-affiliated employer or predecessor employer (“Prior Employer”) unless liabilities for such service from the Prior Employer’s qualified plan have been transferred to PRA or another pension plan of the Corporation and there is a reduction under Section 3.1(b)(vi) of this Plan on account of such liability; provided that no such service shall be credited under this Plan until the Participant has completed three (3) Years of Service with the Employer at the Vice President grade or higher, without regard to any service with a Prior Employer or the Employer.

Section 1.36. Specified Employee means a Participant who is a “key employee” as defined for purposes of Code Section 416(i)(1)(A)(i), (ii), or (iii) (applied in accordance with the regulations thereunder and disregarding Section 416(i)(5) of the Code), of the Corporation or its Affiliates. If a person is a Specified Employee as of December 31 of the preceding Plan Year, he or she is treated as a Specified Employee for the 12-month period beginning on April 1 of the Plan Year. For purposes of this Section 1.36, the term “compensation” will be defined in accordance with Code Reg. §1.409A-1(i)(2), applied on a consistent basis for each period. Whether an individual is a Specified Employee will be determined in accordance with the requirements of Code Section 409A and the final regulations issued thereunder and is only applicable for period when the Corporation or any Affiliate has stock that is publicly traded on an established securities market or otherwise in accordance with Code Reg. § 1.409A-1(i).

Section 1.37. Termination of Employment shall mean the ceasing of employment with the Corporation and any Affiliate, voluntarily or involuntarily, for any reason and shall be a separation from service within the meaning of Code Reg. § 1.409A-1(h). Termination of Employment includes death, except as otherwise provided herein.

ARTICLE 2

Participation and Eligibility for Benefits

Section 2.1. Participation. Participants in this Plan are those individuals Actively Employed by the Corporation, and any Employer other than the Corporation with the consent of the Committee, at Grade level 40 and above, as well as those Employees participating in this Plan immediately prior to the Effective Date, as identified in the Heinz Participation Preservation Arrangement.

Section 2.2. Eligibility for Benefits.

(a) A Participant who ceases to be employed by the Employer shall be entitled to the benefits under the Plan described in Article 3 if the following conditions have been met as of the date of Termination of Employment:

(i)	attainment of his or her 55th birthday, and

(ii)	completion of five (5) years of Service, and

(iii)	for any Participant who is not a Heinz Participant and who has a Termination of Employment after December 31, 2007, has completed at least three (3) years of Service with the Employer at a Vice President or higher grade.

(b) Notwithstanding the foregoing, if a Participant has a Termination of Employment for Cause, the Participant shall forfeit any benefit under this Plan.

Section 2.3. Death. If a Participant dies while Actively Employed by the Employer (or after Termination of Employment other than on account of death and before payment has been made pursuant to Section 3.2) and after meeting the age and service requirements for a retirement benefit under Section 2.2, a benefit shall be payable to the Participant’s surviving Beneficiary as provided in Section 3.1(d).

ARTICLE 3

Benefits

Section 3.1. Amount of Benefits. The amount of benefits payable under the Plan to a Participant who is eligible under Section 2.2 shall be as follows:

(a) A lump sum amount determined as of the Participant’s Termination of Employment equal to Final Average Compensation times the multiple based on the Participant’s Service at Termination of Employment to the nearest whole year determined according to the table set forth in Schedule A (the “Gross Benefit”), reduced by the amounts under section (b) and offset by the amounts determined under section (c) below, to produce the benefit payable (the “Net Benefit”).

(b) The Gross Benefit amount of a Participant shall be reduced by each one of the following amounts applicable to a Participant, each expressed as a lump sum amount payable at the Participant’s Termination of Employment, determined as follows:

(i)	the frozen accrued benefit payable to the Participant under Plan A, as set forth on a list maintained by the Plan Administrator, and as adjusted in accordance with the factors on Schedule B as equivalent to a lump sum payment as of the Participant’s date of Termination of Employment;

(ii)	the amount of Participant’s Retirement Contribution Account as of December 31, 2004, as set forth on a list maintained by the Plan Administrator, and increased monthly by interest credits that equals the account balance determined under this subsection 3.1(b)(ii) as of the last day of the immediately preceding calendar month multiplied by the Interest Factor, where interest credits are applied from January 1, 2005 until the date of Termination of Employment;

(iii)	the Participant’s Credit Balance in the PRA as of December 31, 2008 increased monthly by interest credits that equal the account balance determined under this subsection 3.1(b)(iii) as of the last day of the immediately preceding calendar month multiplied by the Interest Factor where interest credits are applied from January 1, 2009 until the Date of Termination of Employment plus increased monthly by Compensation Credits, if any, for each month from January 1, 2009 until the Date of Termination of Employment;

(iv)	the Actuarial Equivalent lump sum amount equal to the accrued benefit or account balance of the Participant upon the closing of any acquisition of any business or assets, as designated by the Plan Administrator, where the Employer or any Affiliate assumes such benefit or account balance (whether or not qualified under Code Section 401, domestic or foreign) but only to the extent that there is a corresponding past service credit under PRA and only if approved by the Committee as consistent with the acquisition, with interest from the closing date to the date of Termination of Employment in the manner determined in Section 3.1(b)(ii).

(c) The Gross Benefit, after reduction under (b) above, of a Participant shall be offset by one or more of the following amounts from a nonqualified plan of the Corporation providing a benefit payable at the same time and same form as under this Plan, as reported under that plan, determined as an Actuarial Equivalent lump sum amount payable at the Participant’s Termination of Employment determined as follows:

(i)	the account balance payable to the Participant under Section 3.2(b) of the Additional Benefits Plan as of the date of Termination of Employment; and

(ii)	the account balance, if any, payable to the Participant under the Excess Plan as of the date of Termination of Employment; and

(iii)	the lump sum amount of any protected benefit determined under Section 9.2(b) of the Additional Benefits Plan as of the date of Termination of Employment.

(d) If a Participant dies while Actively Employed (or after Termination of Employment and before payment has been made pursuant to Section 3.2) and the Participant would have been entitled to a Net Benefit described in subsections (a) – (c) above if the Participant had a Termination of Employment as of the date of death, the deceased Participant’s surviving Beneficiary shall receive a lump sum payment equal to 85% of the Participant’s Net Benefit and payable on the thirtieth (30th) day following the date of death. Actual payment may be made on a later date to the extent permitted under Code Section 409A and Treas. Reg. § 1.409A-3(d). To the extent permitted, this benefit shall be considered to be a death benefit within the meaning of Treas. Reg. § 1.409A-1(b)(5).

(e) In determining the Net Benefit amount for any Participant, if the benefit amount under subsection 3.1(c), or 3.1(b)(iii) with respect to periods prior to December 31, 2008, at termination of employment is determined based on a benefit that has been reduced or offset prior to the date of termination of employment on account of (i) the assignment of any benefit under a qualified domestic relations order (“QDRO”), (ii) an in-service distribution, or (iii) a prior distribution, the benefit under subsections 3.1(c) or (b), as applicable, at termination of employment will be increased on an Actuarial Equivalent basis to take into account the prior QDRO or distribution before being applied to reduce the Gross Benefit under Section 3.1(b) and (c).

Section 3.2. Payment of Benefits. The Plan benefit payable to a Participant under Section 3.1, shall be paid in a cash lump sum in the seventh (7th) full calendar month following the Participant’s Termination of Employment other than for death. Actual payment may be made on a later date to the extent permitted under Code Section 409A and Treas. Reg. § 1.409A-3(d).

Section 3.3. Benefits in Cases of Reemployment. The Plan benefit payable upon Termination of Employment to a Participant who was reemployed after having received a lump sum payment under the Plan upon a previous Termination of Employment shall be the amount otherwise determined under Section 3.1 reduced by the amount of the previous payment increased by interest credits determined in the same manner as under Section 3.1(b)(ii) from the date of the prior payment through the subsequent Termination of Employment, but not reduced to less than zero.

ARTICLE 4

Administration and Authority

Section 4.1. Corporation and Board of Directors.

(a) General Responsibilities: The Corporation, as Plan Sponsor acting by its Board, shall have the following authority and responsibilities:

(i)	to establish, amend and modify the Plan and its plan design;

(ii)	to terminate the Plan, in whole or in part;

(iii)	to merge, spin-off, or otherwise combine the Plan with any other plan of the Corporation and its Affiliated Companies or in connection with any acquisition or disposition of Corporation business, to the extent permitted by law;

(iv)	to determine the amount, level and timing of Corporation contributions to the Plan, if any; and

(v)	to exercise all other authority and responsibility of a plan sponsor generally.

(b) Other Responsibilities. The Corporation, acting by its Board of Directors, also has the following responsibility with respect to the Plan to appoint the members of the Committee and to monitor its performance.

(c) Authority of Participating Companies. Notwithstanding anything herein to the contrary, and in addition to the authority and responsibilities specifically given to the Participating Companies in the Plan, the Corporation, in its sole discretion, may grant the Participating Companies such authority and charge them with such responsibilities as the Corporation deems appropriate.

Section 4.2. Committee; Organization.

(a) The Committee shall conduct its business for the Plan in accordance with rules and procedures it has established and in accordance with the directions of the Board of Directors. Its members shall serve as such without compensation.

(b) In addition to those powers set forth elsewhere in the Plan, the Committee may appoint such agents, who need not be members of such Committee, as it may deem necessary for the effective performance of its duties and may delegate to such agents such of its powers and duties, whether ministerial or interpretive, as the Committee may deem expedient or appropriate. The compensation of such agents who are not full-time employees of a Participating Company shall be fixed by the Committee. Any such person may resign by delivering a written resignation to the Board or will be deemed to have resigned upon Termination of Employment with all Participating Companies or upon transfer to a position which has no relation to the responsibilities and duties delegated by the Board. Vacancies created by any reason may be filled by the appropriate Board or the assigned responsibilities may be reabsorbed or redelegated by the Board.

Section 4.3. Powers and Responsibility. This Plan shall be administered by the Committee. The Committee shall also have the discretion and authority to make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan and decide or resolve any and all questions including interpretations of this Plan, as may arise in connection with the Plan, consistent with the Committee’s Charter. The EBC shall have the authority to make any legal or administrative amendments to the Plan consistent with the EBC Charter. Any member of the Committee, or as applicable of the EBC, must recuse himself or herself on any matter regarding the disposition of their own claim or appeal under the Plan that comes before the Committee or the EBC. The Committee shall have the following duties and responsibilities, without limiting such duties and responsibilities under Section 3(16) of ERISA, with respect to the Plan as a “Benefit Plan”, which includes all qualified and non-qualified employee benefit plans and welfare benefit plans of the Corporation:

(a) to act as the Plan Administrator, as defined by the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), for each Benefit Plan and, as such, to be the named fiduciary for each ERISA plan;

(b) to amend or modify any Benefit Plan or to undertake any correction of terms or actions regarding a Benefit Plan that may not have been in compliance, to bring the Benefit Plan into compliance with applicable law, including statutes, regulations, administrative pronouncements or judicial decisions;

(c) to cause the filing of all tax returns and other filings required by any government agency with respect to each Benefit Plan, to cause any communications to participants and beneficiaries required by law to be made, to cause applicable fiduciary bonding to be obtained, and to direct legal compliance of each Benefit Plan generally;

(d) to determine the eligibility for and benefits delivered under each Benefit Plan, and in connection therewith, to interpret the terms of each Benefit Plan, and to establish, revise and monitor procedures for determination of claims for benefits, and to make the final decision under any such claims procedure, unless otherwise duly delegated to another person or body;

(e) to engage service providers for any Benefit Plan, including, actuaries, accountants, insurance carriers, recordkeepers, third party administrators, consultants and other professionals;

(f) to modify, amend, terminate, merge or otherwise administer any Benefit Plan to comply with and carry out the terms and conditions of any written contract or agreement of sale or acquisition, duly authorized by the Board, of the Corporation or any subsidiary, division, line of business or other portion of the assets of the Corporation;

(g) to implement any decision of the Board to establish, modify or amend any Benefit Plan;

(h) to implement any decision of the Board to merge or transfer assets and liabilities with any other existing or newly established Corporation-sponsored Benefit Plan;

(i) to implement any decision of the Board to terminate any Benefit Plan, in whole or in part;

(j) to cause the appropriate data to be maintained with respect to each Benefit Plan and to cause such data to be provided to and obtained from each administrator, recordkeeper, service provider, trustee or other party administering such Benefit Plan;

(k) to advise the Board with respect to changes in the Benefit Plans, establishment of any new Benefit Plan, decreases or increases to benefits, including the overall level of coverage or benefits, the benefit forms or options, the level of participant contribution rates, the Corporation’s contributions or funding for any Benefit Plan, as necessary or appropriate;

(l) to report periodically to, and as requested by, the Board with respect to significant developments concerning the Benefit Plans and employee benefits generally;

(m) to act as the named investment fiduciary for each of the Benefit Plans for which some or all of the benefit obligation is funded through a trust or other investment vehicle separate from the general assets of the Corporation (the “Funded Plans”) and to appoint investment managers for the Funded Plans, as appropriate;

(n) to establish investment guidelines for any Funded Plans consistent with the legal responsibilities under ERISA, including diversification of investments and, as appropriate, compliance with ERISA section 404(c) as amended and the investment options available to participants in a Benefit Plan;

(o) to monitor the performance of the trustee, investment managers and other investment fiduciaries of any Funded Plan;

(p) to adopt and change, as needed, actuarial assumptions and rates as may be required to determine benefits under any Benefit Plan;

(q) to delegate to the appropriate persons, committee, officer, manager or employee of the Corporation such of its duties and responsibilities as it may deem appropriate, including, authority for all routine, normal and administrative actions for each Benefit Plan, and any third party may rely on any certification of delegation issued by the Chairman or the Committee; and

(r) to take all other actions requested or directed by the Board in the furtherance of the duties and responsibilities delegated hereunder.

All interpretations, determinations and decisions of the Plan Administrator in respect of any matter hereunder shall be final, conclusive and binding upon all persons claiming an interest under the Plan, subject to the appeals process pursuant to Section 7.2, and further subject to any powers or authority reserved to the Committee hereunder. Benefits under this Plan will be paid only if the Plan Administrator decides in its sole discretion that the Claimant is entitled to them.

Section 4.4. Expenses. The Corporation shall pay all expenses of administering the Plan.

Section 4.5. Indemnity of Committee. The Corporation shall jointly and severally indemnify and hold harmless the members of the Committee against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct by the Committee or any of its members.

ARTICLE 5

Amendment and Termination

Section 5.1. Right to Terminate. The Board reserves the right to terminate the Plan at any time. The Board has the right to terminate or suspend any future benefit accrual. The Board in its sole discretion has the right to unilaterally terminate this Plan and provide for accelerated payment of benefits that may be vested hereunder to the extent permitted under Code Section 409A, including:

(a) within twelve (12) months of a corporate dissolution taxed under Code Section 331 or with the approval of a bankruptcy court pursuant to 11 U.S.C. 503(b)(1)(A), provided that the amounts deferred under the Plan are included in the Participant’s gross income in the latest of:

(i)	the calendar year in which the Plan terminates under this subsection;

(ii)	the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or

(iii)	the first calendar year in which the payment is administratively practicable.

(b) within the thirty (30) days preceding or the twelve (12) months following a change in control event (as defined in Code Reg. Section 1.409A-3(i)(5)); provided that all substantially similar arrangements for the Participant are also terminated; or

(c) at any time if all arrangements that would be aggregated with the Plan under Code Reg. Section 1.409A-1(c) are terminated and liquidated and no payments other than payments that would be payable under the terms of the Plan if the termination had not occurred are made within twelve (12) months of the termination and all payments are made within twenty-four (24) months of the date the Board takes all necessary action to irrevocably terminate and liquidate the Plan (the “Termination Date”) and no new arrangement that would be aggregated with the Plan under Code Reg. Section 1.409A-1(c) is adopted within three (3) years following the Termination Date; or

(d) at such other events and conditions as the Commissioner of Internal Revenue may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.

Section 5.2. Amendment. The Board may, at any time, amend or modify the Plan in whole or in part; provided, however, that no amendment or modification shall be effective to decrease the vested portion of a Participant’s accrued benefit, calculated as though the Participant had experienced a Termination of Employment as of the effective date of the amendment or modification. In addition, no amendment or modification of the Plan shall affect the right of any Participant or Beneficiary who was eligible to or did have a Termination of Employment or incurred a Disability on or before the effective date of such amendment or modification to receive benefits in the manner designated.

ARTICLE 6

Miscellaneous

Section 6.1. Headings. The headings are for reference only. In the event of a conflict between a heading and the content of a Section, the content of the Section shall control.

Section 6.2. Unfunded Plan. The Plan at all times shall be entirely unfunded and no provision shall at any time be made with respect to segregating any assets of the Employer for payment of any benefits hereunder. The right of a Participant or a Beneficiary to receive a benefit hereunder shall be an unsecured claim against the general assets of the Employer, and neither the Participant nor a Beneficiary shall have any rights in or against any specific assets of the Employer. The Plan is intended to be unfunded for tax purposes and for purposes of Title I of ERISA.

Section 6.3. Authorization for Trust. Notwithstanding Section 6.2, the Corporation may, but shall not be required to, establish one or more trusts, with such trustee as the Plan Administrator may approve, for the purpose of providing for the payment of Plan benefits. Such trust or trusts may be irrevocable, but the assets thereof shall be subject to the claims of the Employer’s creditors. To the extent any benefits under the Plan are actually paid from any such trust, the Employer shall have no further obligation with respect thereto, but to the extent not so paid, such amounts shall remain the obligation of, and shall be paid by, the Employer.

Section 6.4. No Employment Rights. Nothing contained in the Plan shall be construed as a contract of employment between the Employer and any Participant or as a right of any Participant to be continued in employment or as a limitation on the right of any Employer to terminate the employment of any Participant, at anytime, with or without Cause.

Section 6.5. Benefits Not Assignable or Transferable. No right or interest of any Participant in the Plan (or Beneficiary, if applicable) shall be assignable or transferable, or subject to any lien, in whole or in part, either directly or by operation of law, or otherwise including, without limitation, execution, levy, garnishment, attachment, pledge, bankruptcy or in any other manner. The Plan shall not be liable for, or be subject to, any obligation or liability of such Participant or Beneficiary.

Section 6.6. Laws Applicable. The Plan shall be governed by, and construed in accordance with, the laws of the state of California, to the extent not inconsistent with any applicable provision of ERISA.

Section 6.7. FICA and Other Taxes. The Corporation shall withhold an amount equal to the federal, state and local income taxes and other amounts required by law to be withheld with respect to any amounts deferred or benefits received under this Plan. The Participant shall be responsible for the payment of any federal, state or local income or other taxes on account of the payment of any benefits under this Plan.

Section 6.8. Acceleration of Payment. Notwithstanding the provisions of the Plan to the contrary, the distribution of benefits under the Plan may be accelerated, in accordance with Code Section 409A and the rules and regulations thereunder, including, but not limited to, acceleration in connection with the following:

(a) Acceleration is permitted to make payment to an individual other than the Participant as necessary to comply with the provisions of a domestic relations order (as defined in Code Section 414(p)(1)(B)).

(b) Acceleration is permitted to make payments as necessary to comply with the provisions of a certificate of divestiture (as defined in Code Section 1043(b)(2)).

(c) Acceleration is permitted to make payments of federal employment taxes under Code Sections 3101, 3121(a) or 3121(v)(2) on compensation deferred under the Plan, or to comply with any federal tax withholding provisions or corresponding withholding provisions of applicable state, local or foreign tax laws as a result of the payment of federal employment taxes, and to pay the additional income tax at source on wages attributable to the pyramiding Code Section 3401 wages and taxes; provided, however, that the total payment under this acceleration provision may not exceed the aggregate of the applicable FICA amount, and the income tax withholding related to such amount.

(d) Upon a good faith, reasonable determination by the Corporation, upon advice of counsel, that the Plan fails to meet the requirements of Code Section 409A with respect to a Participant and the regulations thereunder, acceleration is permitted to make payments to the Participant not to exceed the amount required to be included in income as a result of any such failure.

Section 6.9. Special Rules for Delayed Payment.

(a) 162(m) Compliance. A payment may be delayed, to the extent that the Committee reasonably anticipates that if the payment were made as scheduled, the Corporation’s deduction with respect to such payment would not be permitted due to the application of Code Section 162(m), in accordance with Code Reg. §1.409A-2(b)(7)(i).

(b) Legal Compliance. A payment may be delayed where the Committee reasonably anticipates that the making of the payment will violate Federal securities laws or other applicable law; provided that the payment is made at the earliest date at which the Committee reasonably anticipates that making such payment will not cause such a violation of law. The making of a payment that would cause inclusion in gross income or the application of any penalty provision or other provision of the Code is not treated as a violation of applicable law.

(c) Delay for Specified Employees. If a Participant is a Specified Employee, as determined under Internal Revenue Code Section 409A(a)(2)(B)(i) with respect to the Corporation and its affiliates, and payment is made on account of the Participant’s Termination of Employment, no payment is made before a date that is six months after the date of such event unless a later payment date is specified under the Plan. Payments that would have been made during the six-month delay shall be accumulated and paid on the first business day of the seventh month after the date of such event. As permitted under Code Section 409A, this delay shall not apply to any payment under a domestic relations order or for payment of taxes or such other event as may be provided in regulation and guidance issued by the Internal Revenue Service.

(d) Other Delayed Payments. The Committee may direct the delay of any payment upon such other events and conditions as the Commissioner of Internal Revenue may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.

ARTICLE 7

Claims Procedure

Section 7.1. Filing of a claim for benefits. If a Participant, Beneficiary or other person (the “Claimant”) believes that he or she is entitled to benefits under the Plan which are not paid to the Claimant or which are not being accrued for the Claimant’s benefit, he or she shall file a written claim for such benefit with the Plan Administrator. Any person acting as, or as part of, the Plan Administrator must recuse himself or herself on any matter regarding the disposition of their own claim or appeal under the Plan that comes before the Plan Administrator pursuant to this Article 7.

Section 7.2. Notification to claimant of decision. Within 90 days after receipt of a claim by the Plan Administrator (or within 180 days if special circumstances require an extension of time, as determined by the Plan Administrator in its sole discretion), the Plan Administrator shall notify the Claimant of the decision with regard to the claim. In the event of such special circumstances requiring an extension of time, there shall be furnished to the Claimant prior to expiration of the initial 90-day period written notice of the extension, which notice shall set forth the special circumstances and the date by which the decision shall be furnished. If such claim shall be wholly or partially denied, notice thereof shall be in writing and worded in a manner calculated to be understood by the Claimant, and shall set forth:

(a) the specific reason or reasons for the denial;

(b) specific reference to pertinent provisions of the Plan on which the denial is based;

(c) a description of additional material or information necessary, if any, for the Claimant to perfect the claim; and

(d) an explanation of the procedure for review of the denial, and any further appeal process, and the time limits applicable thereto, including a statement regarding a Claimant’s right to bring a civil action under ERISA section 502(a).

Section 7.3. Appeal Process. Within 60 days following receipt by the Claimant of notice denying his or her claim, in whole or in part, or, if such notice shall not be given, within 60 days following the latest date on which such notice could have been timely given, the Claimant shall appeal denial of the claim by filing a written application for review with the Plan Administrator. Following such request for review, the Plan Administrator shall fully and fairly review the decision denying the claim. Prior to the decision of the Plan Administrator, the Claimant shall be provided, on request and free of charge, reasonable access to and copies of relevant documents and an opportunity to submit issues and comments in writing.

Section 7.4. Decision on Appeal. The decision on appeal of a claim denied in whole or in part by the Plan Administrator shall be made in the following manner. Within 60 days following receipt by the Plan Administrator of the request for review (or within 120 days if special circumstances require an extension of time, as determined by the Plan Administrator in its sole discretion), the Plan Administrator shall notify the Claimant in writing of its decision with regard to the claim. In the event of such special circumstances requiring an extension of time, written notice of the extension shall be furnished to the claimant prior to the commencement of the extension. With respect to a claim that is denied in whole or in part, the decision on review shall set forth specific reasons for the decision, shall be written in a manner calculated to be understood by the Claimant, and shall provide the specific reason(s) for the denial and specific references to the pertinent Plan provisions on which the decision is based and provide that the Claimant is entitled, on request and free of charge, reasonable access to and copies of relevant documents. The appeal decision of the Plan Administrator shall be final and conclusive.

Section 7.5. Effect of Extensions. In the event that the Plan Administrator requests additional information necessary to determine the claim or appeal from a Claimant, the Claimant shall have at least 45 days in which to respond. The period for making a benefit determination or deciding an appeal, as the case may be, shall be tolled from the date of the notification to the Claimant of the request for additional information until the date the Claimant responds to such request or, if later, the expiration of the deadline provided by the Plan Administrator.

The above amended and restated Plan is hereby adopted and approved to be effective as of the Effective Date.

DEL MONTE CORPORATION

By:	/s/ Richard W. Muto
Richard W. Muto Senior Vice President, Chief Human Resources Officer

Date of Signing: December 31, 2008

Schedule A

Gross Benefit Based on Service and Final Average Compensation (FAC)

Service to the Nearest Whole Year	Multiple of FAC
Less than 5 years	0
5 years	1.0
6	1.2
7	1.4
8	1.6
9	1.8
10	2.0
11	2.2
12	2.4
13	2.6
14	2.8
15	3.0
16	3.1
17	3.2
18	3.3
19	3.4
20	3.5
21	3.6
22	3.7
23	3.8
24	3.9
25	4.0
26	4.1
27	4.2
28	4.3
29	4.4
30	4.5
31	4.6
32	4.7
33	4.8
34	4.9
35	5.0 maximum